EXHIBIT 99

FOR IMMEDIATE RELEASE         Contact:  Delbert L. Seitz,
                                        Chief Financial Officer
                                        or Stanley H. Gray,
                                        Director of Investor Relations
                                        540-896-7001

                                        Gail Price, Director of
                                        Corporate Communication
                                        540-896-0406

               WLR FOODS INC. ANNOUNCES AGREEMENT TO ACQUIRE
             NEW HOPE FEEDS INC. AND ECONOMY TRUCK LEASING INC.

Broadway, Virginia, August 22, 1995 --- WLR Foods Inc. (NASDAQ: WLRF) today announced the signing of an agreement to purchase, through a subsidiary of WLR Foods, the chicken processing plant, live production assets, and inventories of New Hope Feeds Inc. and Economy Truck Leasing Inc. in a deal valued at approximately $18 million and consisting of stock and assumption of debt.

The company's and the sellers' obligations to complete the transaction are subject to several conditions, including a third party's right of first refusal and regulatory approval. WLR Foods will acquire a hatchery, feed mill, grain storage facilities and a new processing plant currently processing 250,000 birds per week. The businesses employ 300 people and are located in southeastern North Carolina, 10 miles south of Goldsboro and 175 miles east of WLR Foods Carolina Division operations which are headquartered in Marshville, North Carolina. Annualized sales of the New Hope operation are projected initially to be more than $40 million.

In making the announcement, President and Chief Executive Officer James L. Keeler commented, "The New Hope processing plant was just completed in April and is currently running a single shift. This operation will allow us to meet current customer demand and expand our chicken production capacity as the need arises. Building long-term value for WLR Foods shareholders continues to be a top priority, and New Hope fits well into our strategic plan for profitable growth."

The closing of this transaction is expected to take place by the end of September provided all conditions have been met.

WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler-Longacre (R) and Cuddy Family Farms (R) labelsand retail ice under the Cassco (R) label. It is nationally ranked as the second largest turkey processor and the eighth largest poultry company by sales volume and has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania, close to its major mid-Atlantic markets.